Federal Home Loan Bank
NEW YORK

AUGUST 2026 DIRECTOR ELECTION REPORT

August 25, 2026

Dear Stockholder:

We are pleased to announce that the Federal Home Loan Bank of New York's ("FHLBNY") Board of Directors ("Board") voted to elect, effective as of August 19, 2026:

- Mr. William J. Turner, Jr., Senior Vice President of Metropolitan Life Insurance Company, New York, New York, to serve as a Member Director representing New York members. Mr. Turner is filling a Board vacancy arising from the departure of former New York Member Director Steven M. Klein. Mr. Turner's term will run through and until December 31, 2028, the end date of the directorship that had been held by Mr. Klein.

Mr. Turner's biographical information is included following this announcement. Mr. Turner previously served as a New York Member Director on the FHLBNY Board from July 9, 2024 through December 31, 2025.

Sincerely,

/s/
Randolph C. Snook
President and CEO

Biographical Information Regarding New Director

Mr. Turner, since December 2022, is a Senior Vice President of FHLBNY members Metropolitan Life Insurance Company and Metropolitan Tower Life Insurance Company ("MetLife") as well as Managing Director and head of MetLife's Capital Markets Group. The Capital Markets Group is a fully integrated business that manages both the sourcing of assets alongside the creation and issuance of investment product liabilities. It is a centralized team focused on actively managing spread margin businesses within a disciplined asset liability management framework. Mr. Turner started his career with MetLife in 2000 and he has served in various capacities throughout the enterprise; prior to becoming a Senior Vice President of MetLife in 2022, he served as a Vice President. After helping construct MetLife's strategic sourcing capabilities in Corporate Procurement as well as building the enterprise-wide IT Governance framework in Finance, he transitioned to Investments in 2007 working as both a portfolio and product manager as well as directed the firm's asset allocations. In 2008, he joined the Capital Markets Investments Products ("CMIP") team, eventually becoming head of CMIP in 2016, co-head of the Capital Markets Group in 2020, and head of the Capital Markets Group since 2022. Mr. Turner serves on the ACLI-FHLB Working Group. As a father of two active children, he can be found many nights and weekends on the soccer pitch or lacrosse field watching and/or coaching sports. Mr. Turner received his undergraduate degree from Syracuse University and his MBA from Columbia Business School. Mr. Turner previously served as a FHLBNY New York Member Director from July 9, 2024 through December 31, 2025.